Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Western Alliance Bancorporation on Form S-8 of our report dated March 2, 2012 relating to our audits of the consolidated financial statements and internal control over final reporting included in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2011.

/s/ McGLADREY LLP

Las Vegas, Nevada

August 27, 2012